Exhibit 10.7

EXECUTION COPY

STOCK OPTION AGREEMENT

PURSUANT TO THE

GENERAL MARITIME CORPORATION 2012 EQUITY INCENTIVE PLAN

* * * * *

Participant:      Milton H. Gonzales

Grant Date:     May 17, 2012

Per Share Exercise Price: $38.26

Number of Shares subject to this Option: 57,277

* * * * *

THIS STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between General Maritime Corporation, a Marshall Islands Corporation (the “Company”), and the Participant specified above, pursuant to the General Maritime Corporation 2012 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan the Company will grant the stock option provided for herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.             Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the Option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

2.             Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, a stock option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of Option Shares specified above (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

3.             No Dividend Equivalents. The Participant shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Option on any dividend payment date for the Shares.

4.             Vesting and Exercisability of Option.

(a)           General. Except as otherwise provided in this Section 4, this Option shall vest and become exercisable in equal annual installments on each of the first five anniversaries of the Grant Date (each, a “Vesting Date”), provided that the Participant is then employed by the Company and/or one of its Subsidiaries on each such vesting date.

(b)           Change in Control. The unvested portion of the Option shall immediately become vested and exercisable upon a Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date.

(c)           Upon Termination of Employment. Upon a Termination by the Company without Cause, (or, solely in the case where there is an employment agreement between the Company or a Subsidiary or Affiliate and the Participant at the time of the grant of this Option (the “Employment Agreement”) that defines “good reason” (or words or a concept of like import), a termination due to good reason (or words or a concept of like import), as determined pursuant to such Employment Agreement (“Good Reason”)) or as a result of the expiration of the Participant’s Employment Agreement resulting from the Company’s nonrenewal of the term of the agreement, the portion of the Option that would have vested on the next Vesting Date shall immediately become vested and exercisable.

(d)           Forfeiture. After taking into account any accelerated vesting contained herein, the unvested portion of the Option shall be immediately forfeited upon the Participant’s Termination without any consideration being paid therefor.

(e)           Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Option shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

5.             Termination.

(a)           Termination by Reason of Death or Disability. If the Participant’s Termination is by reason of death or Disability, the portion of the Option that is held by the Participant that is vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one-year period from the date of such Termination, but in no event beyond the expiration of the stated term of such Option; provided, however, if the Participant dies within such exercise period, the vested portion of the Option held by the Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of the Option.

(b)           Termination by Company Without Cause or by the Participant for Good Reason. If the Participant’s Termination is by the Company without Cause, by the Participant for Good Reason or as a result of the expiration of the Participant’s employment agreement resulting from the Company’s nonrenewal of the term of such agreement, the vested portion of the Option that is held by the Participant at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 365 days from the date of such Termination, but in no event beyond the expiration of the stated term of the Option.

(d)           Termination by Participant not for Good Reason. If the Participant’s Termination is by the Participant without Good Reason or as a result of the expiration of the Participant’s Employment Agreement resulting from the Participant’s nonrenewal of the term of the agreement, the vested portion of the Option that is held by the Participant at the time of such Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of the Option.

(e)           Termination for Cause. If the Participant’s Termination is by the Company for Cause, the vested portion of the Option that is held by the Participant at the time of the Participant’s Termination shall expire immediately and the Participant shall have no further rights hereunder.

(f)            Unvested Option. Any portion of this Option that is not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

6.             Method of Exercise and Payment. Subject to Sections 10(b) and 14, this Option shall be exercised by the Participant by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company in accordance with the terms of the Plan, specifying the number of Option Shares subject to this Option that the Participant then desires to exercise (the “Exercise Notice”). The Participant may elect to satisfy the payment of the Exercise Price by instructing the Company to reduce the number of Shares otherwise deliverable upon the exercise of the Option.

7.             Forfeiture and Clawback. In the event the Company determines that the Participant has materially violated any of the provisions set forth in Section 8 hereto, and has failed to cure such violation to the reasonable satisfaction of the Company within fifteen (15) days of written notice by the Company, unless otherwise determined by the Company, the following shall result:

(a)           any outstanding portion of this Option, whether vested or unvested, shall immediately be terminated and forfeited for no consideration;

(b)           if the Participant has been distributed Option Shares under this Option and the Participant no longer holds some or all of such Option Shares, the Participant shall repay to the Company, in cash, within thirty (30) days after demand is made therefor by the Company, an amount equal to the sum of (I) the total amount of any cash previously paid to the Participant hereunder; and (II) the total amount of any value received by the Participant upon any disposition of any Option Shares paid to the Participant hereunder less the Exercise Price paid for such Option Shares; and

(c)           if the Participant has been distributed Option Shares under this Option and the Participant (or any permitted transferees), continues to hold some or all of such Option Shares, the Participant shall forfeit and transfer to the Company for the applicable Exercise Price of such Option Shares. If the Participant fails to deliver all or any of the Option Shares within thirty (30) days of such notice, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such Option Shares on the Company’s books and records, without further notice.

8.             Restrictive Covenants. As a condition to the receipt of the Option and/or exercise of the Option, the Participant agrees as follows:

(a)           Confidentiality. During the course of the Participant’s employment with the Company or any of its Subsidiaries or Affiliates, the Participant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its Subsidiaries or Affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the period of the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during the Participant’s employment by the Company (or any predecessor) or any of its Subsidiaries or Affiliates. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) if permitted by law, the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)           Noncompetition. The Participant acknowledges that (i) the Participant performs services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Participant has had and will continue to have access to Confidential

Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Subsidiaries or Affiliates, (iii) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information, (iv) the Company and its Subsidiaries and Affiliates have substantial relationships with their customers and the Participant has had and will continue to have access to these customers, (v) the Participant has received and will receive specialized training from the Company and its Subsidiaries and Affiliates, and (vi) the Participant has generated and will continue to generate goodwill for the Company and its Subsidiaries and Affiliates in the course of the Participant’s employment. Accordingly, during the Participant’s employment with the Company or any of its Subsidiaries or Affiliates and for a period of twelve (12) months thereafter (the “Restricted Period”), the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the business of international or domestic maritime transport of petroleum or petroleum-based products, including but not limited to crude oil and refined petroleum products (the “Business”), in each case in any locale of any country (and including, for the avoidance of doubt, shipping through international waters) in which or from which the Company conducts business as of the end of the Participant’s employment. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Subsidiaries or Affiliates, so long as the Participant has no active participation in the business of such corporation.

(c)           Nonsolicitation; Noninterference.

(i)            During the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of the Participant’s employment for any reason, a customer of the Business of the Company or any of its Subsidiaries or Affiliates to purchase goods or services then sold through the Business by the Company or any of its Subsidiaries or Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)           During the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent engaged in the Business of the Company or any of its Subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Subsidiaries or Affiliates and any of their respective vendors, joint venturers or licensors connected with the Business. Any person described in this Section 8(c)(ii) shall be deemed covered by this Section while so employed or retained and for a period of twelve (12) months thereafter.

(d)           Nondisparagment. The Participant agrees during the Restricted Period not to make negative comments or otherwise disparage the Company or any of its Subsidiaries or Affiliates or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Participant’s duties to the Company while the Participant is employed by the Company. The Company agrees during the Restricted Period that the individuals holding the positions of executive officers of the Company as of the date of termination of the Participant’s employment and the members of the Company’s Board of Directors as of the date of such termination will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Participant or otherwise disparage the Participant in any manner that is likely to be harmful to the Participant’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Participant and the Company’s executives and directors shall not be violated by statements that the Participant or they in good faith believe are necessary or appropriate to make in connection with performing his or their duties and obligations to the Company.

(e)           Inventions.

(i)            The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Participant’s work with the Company, made or conceived by the Participant, solely or jointly with others, during the Participant’s employment, or (B) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the termination of the Participant’s employment, or upon the Company’s request. The Participant hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Participant’s employment, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the Participant’s employment, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)           In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

(iii)          Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Participant shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version.

(f)            Return of Company Property. On the date of the Participant’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Participant shall return all property belonging to the Company or its Subsidiaries or Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)           Reasonableness Of Covenants. In signing this Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 8 hereof. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Participant is subject to the constraints in Section 8(b) hereof, the Participant will provide a copy of Section 8 of this Agreement to such entity, and the Company shall be entitled to share a copy of Section 8 of this Agreement to such entity or any other entity to which the Participant performs services. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Subsidiaries and Affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8. It is also agreed that each of the Company’s Subsidiaries and Affiliates will have the right to enforce all of the Participant’s obligations to that Subsidiary or Affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 8.

(h)           Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)            Tolling. In the event of any violation of the provisions of this Section 8, the Participant acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)            Survival Of Provisions. The obligations contained in Section 8 hereof shall survive the termination or expiration of the Option granted hereunder and the Participant’s employment with the Company and shall be fully enforceable thereafter.

9.             Conditions. As a condition to the receipt of this Option Award, the Participant hereby releases any rights and/or claims the Participant may have associated with, or in any way related to, any equity awards granted or required to be granted by the Company or any of its Affiliates prior to the Effective Date of the Plan.

10.          Non-transferability.

(a)           Restriction on Transfers. This Option, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this Option, or the levy of any execution, attachment or similar legal process upon this Option, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b)           Shareholders Agreement and Registration Agreement. Notwithstanding anything herein to the contrary, the Participant (and any permitted transferee), and any Shares issued thereto in respect of this Option, shall be subject to the provisions of each of the Company’s Shareholders’ Agreement and Registration Agreement (each as amended from time to time), and to the extent the Participant is not already a party to such agreement the Participant shall execute a joinder to such agreement as a condition to the exercise of this Option.

11.          Entire Agreement; Amendment. This Agreement, together with the Plan and the Shareholders Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter; provided, however, that any agreement between the Company or any of its Subsidiaries or Affiliates and the Executive with respect to post-termination obligations respecting confidentiality, the return of Company property, the treatment of Company intellectual property, non-competition, non-solicitation of customers or employees or other similar matters shall continue in effect in accordance with its terms. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12.          Acknowledgment of Participant. The award of this Option does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

13.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

14.          Withholding of Tax. Unless otherwise provided by the Committee, as a condition to the distribution of Option Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Option Shares.

15.          No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

16.          Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)           If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)           If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

17.          Compliance with Laws. The issuance of this Option (and the Shares upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign, Marshall Islands and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

18.          Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 10 hereof) any part of this Agreement without the prior express written consent of the Company.

19.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.          Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21.          Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22.          Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 8, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL MARITIME CORPORATION

By:	/s/ L. J. Vrondissis

Name:	L. J. Vrondissis

Title:	Executive Vice President.

PARTICIPANT

/s/ Milton H. Gonzales

Name: Milton H. Gonzales